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[MAAX LOGO]                                                         EXHIBIT 4.16

                              LETTER OF EMPLOYMENT
                                  "PROPOSITION"

DATE:                     OCTOBER 26, 2004

NAME:                     RICHARD LEVESQUE

POSITION;                 MAAX CORPORATE VP OPERATIONS

PLACE OF EMPLOYMENT:      MONTREAL CORPORATE OFFICE

                          AND

                          YOUR HOME:      5 WOODLAND TRAIL
                                          ELLINGTON, CONNECTICUT 06029

                          AND

                          50% OF YOUR TIME WITHIN MAAX MANUFACTURING LOCATIONS

JOB RESPONSIBILITIES

-     Responsible for MAAX LEAN Thinking transformation throughout MAAX
      Corporation;

-     Reports to President and CEO of MAAX;

- Member of MAAX Executive Committee (Senior Executives meet on a monthly basis for a one-day meeting at Montreal Corporate Office); and

-     Direct reports are:

      *     Corporate Environmental Officer

      *     Corporate Process Engineer

HEAD OFFICE                                                                    1
1010 Sherbrooke W. St., Suite 1610
Montreal, Quebec H3A 2R7 Canada
Tel.: (514) 844-4155
Fax: (514) 984-4155

LETTER OF EMPLOYMENT - RICHARD LEVESQUE

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[MAAX LOGO]


      *     Corporate Automation and Robotics Department (8 people)

            P.S. To be considered to have Corporate Purchasing and Corporate Asian Sourcing report to Corporate VP Operations in the near future.

- Dotted line responsibility as a Matrix organization to Corporate VP Operations incumbent:

      *     Bathroom Wholesale Sector Canada: Michel Hould, VP Operations

      *     Bathroom Wholesale Sector USA: Hiram Rivera, VP Operations

      *     Bathroom Sector Retail: Dan McGann, VP Operations

      *     Cabinetry Sector: Pierre Fournier, VP Operations

      *     Spa Sector: Ron Hill, VP Operations

Job responsibilities require 50% of your time travelling within MAAX manufacturing locations throughout North America

START DATE

You will begin to work for MAAX on MONDAY, NOVEMBER 29, 2004, with your first day at Montreal Corporate Office.

PROBATION PERIOD

The first three (3) months of employment represent the probationary period. Notice period for termination of this agreement is three (3) months by either the employee or the Company.

REMUNERATION

-     Annual salary of one hundred eighty-five thousand (185,000US$) US dollars;

- Potential to receive an annual cash bonus of up to 50% of his annual base salary (The maximum bonus amount). MAAX bonus program is based on three components:

      *     Company EBITDA for 40% of maximum bonus amount

      *     Company Working Capital for 40% of maximum bonus amount


HEAD OFFICE                                                                    2
1010 Sherbrooke W. St., Suite 1610
Montreal, Quebec H3A 2R7 Canada
Tel.: (514) 844-4155
Fax: (514) 984-4155

LETTER OF EMPLOYMENT - RICHARD LEVESQUE

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[MAAX LOGO]

      *     Company objectives for 20% of maximum bonus amount (Strategic
            Objectives)

      Bonus program is identical for all members of MAAX Executive Committee;
      and

- Annual review based on your performance and the Company's performance at your first year anniversary.

CAR POLICY

- You are entitled to a company vehicle of thirty-three thousand (33,000US$) US dollars value. The Company will reimburse all expenses related to this vehicle. The vehicle will be leased by the Company as per our car policy dated September 2004.

SHARE OPTIONS

- Executive is allocated twenty-eight thousand nine hundred nineteen (28,919) options under the Company's Share Options Plan, to be approved by the Board of Directors on January 20, 2005. Such options will have an exercise price equal to the purchase price per share paid by Childs, Borealis and OMERS for their shares at the closing. 30% of the options granted under the plan will vest ratably over five (5) years (20% per year). 70% of the options granted under the plan are performance-vesting options. (See stock option plan agreement for details of this plan).

OTHER BENEFITS

- Entitled to participate in all health life, disability, sick leave and other benefits made available by the Company, including 401K; and

-     Entitled to four (4) weeks paid vacation per year.

SEE ATTACHED AS APPENDICE "A": Description of MAAX benefits for our US employees.


HEAD OFFICE                                                                    3
1010 Sherbrooke W. St., Suite 1610
Montreal, Quebec H3A 2R7 Canada
Tel.: (514) 844-4155
Fax: (514) 984-4155

LETTER OF EMPLOYMENT - RICHARD LEVESQUE

[MAAX LOGO]


TERMINATION WITHOUT CAUSE

- If the Company terminates your employment without cause, you will receive one-year base salary.





MONTREAL, _____________________ 2004




/s/ Andre Heroux                     /s/ Richard Levesque
-----------------------------        -------------------------------------------
Andre Heroux                         Richard Levesque
President and CEO                    MAAX Corporate Vice President of Operations


HEAD OFFICE                                                                    4
1010 Sherbrooke W. St., Suite 1610
Montreal, Quebec H3A 2R7 Canada
Tel.: (514) 844-4155
Fax: (514) 984-4155

LETTER OF EMPLOYMENT - RICHARD LEVESQUE

[MAAX LOGO]



                                  APPENDICE "A"




HEAD OFFICE                                                                    5
1010 Sherbrooke W. St., Suite 1610
Montreal, Quebec H3A 2R7 Canada
Tel.: (514) 844-4155
Fax: (514) 984-4155

LETTER OF EMPLOYMENT - RICHARD LEVESQUE

[MAAX LOGO]
CORPORATE


                                 BENEFIT SUMMARY

MEDICAL INSURANCE:               High Option:  100% coverage with copays
                                 Low Option: 80-20% coverage with out of pocket limits. Company contributes the same amount to either option. Both options have the same prescription copays.

DENTAL INSURANCE:                Basis plan with benefit percentages, Diagnostic
                                 & Preventative are covered at 100%. Company pays portion.

TERM LIFE INSURANCE:             Company paid 25,000$ policy.

SUPPLEMENTAL LIFE:               Additional coverage available up to 100,000$ on
                                 a guaranteed issue basis.

DEPENDENT LIFE:                  5,000$ or 10,000$ policies available.

SHORT & LONG TERM DISABILITY:    Company paid policy that provides 60% of
                                 earnings if unable to work due to illness or injury. Maximum benefits do apply.

FLEXIBLE SPENDING ACCOUNT:       Cafeteria election for pre-tax premium
                                 election, medical expense reimbursement and dependent care expense reimbursement.

401K PLAN:                       Eligibility after six months of employment,
                                 company match is 50% of the first 4% of salary and there is a five year vesting period.

EMPLOYEE ASSISTANCE PROGRAM:     Confidential, professional counselling
                                 providing help and develop solutions to
                                 problems that affect employees/families.

TUITION REIMBURSEMENT:           Reimbursement of 100% of the cost and tuition
                                 up to 2,500$ annually towards courses that pertain to current position or anticipated next position.


HEAD OFFICE                                                                    6
1010 Sherbrooke W. St., Suite 1610
Montreal, Quebec H3A 2R7 Canada
Tel.: (514) 844-4155
Fax: (514) 984-4155

LETTER OF EMPLOYMENT - RICHARD LEVESQUE